EXHIBIT 99.1

CONSENT OF STEPHENS INC.
We hereby consent to the use of our opinion letter dated December 9, 2016 to the Board of Directors of Veritex Holdings, Inc. included as Annex E to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Spartan Merger Sub, Inc. with and into Sovereign Bancshares, Inc. and to the references to our firm and to such opinion contained therein. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Stephens Inc.

Stephens Inc.
Little Rock, Arkansas
January 20, 2017